Personal Employment Agreement

Made and entered into in LOD on this 23rd day of November 2000

By and between:	Marconi Communications Israel Ltd' (hereinafter: the " Company")
of the first part

and	Uzi Shalev
of -19 Rotem St, Reut
(hereinafter: " Employee ")

of the second part

Whereas	the company engages in the field of designing, developing, marketing and supplying communications devices; and

Whereas	the company wishes to engage Employee in the position of Vice President, Research & Development, on the terms and conditions set forth herein; and

Whereas
Employee declares that he has the requisite qualifications, expertise and experience in order to fulfill the position and he hereby accepts employment by the Company to serve in the above position, on the terms and conditions set forth herein'

NOW, THEREFORE, the parties hereby declare, covenant and agree as follows:

1.	Interpretation and Preamble

1.1
The preamble, and any schedule attached hereto, is incorporated into the body of this Agreement and shall be an integral part of this Agreement. In the event of a conflict between the Schedule and this agreement the Schedule shall govern.

1.2	Captions and headings are for convenience of reference only and shall not be deemed relevant to any interpretation of this Agreement.

2.	Employee’s Warranties and Undertakings

2.1
Employee warrants that there is no legal or other impediment to his entering into this Agreement and that he is not a party to any agreement or undertaking that is or shall in the future be contrary to this Agreement and the Employee's obligations to the Company.

2.2
the parties agree that the Company shall not be liable and responsible for any claims, demands, actions, cause of action, damages, losses, costs, liability or expenses (including legal fees) which are made or brought in respect of, as a result of, or arising out of any third party claim regarding Employee’s former employment.

3.	Employment

3.1.
Employee's position shall be Vice President, Research & Development and this shall include al1the responsibilities involved in this position, as defined by the Company's Chief Executive Officer ("CEO") and the Board of Directors.

4.	Scope of the Position

4.1.
The Employee undertakes to fulfill his position with devotion and fidelity and to invest all his business time, talents, knowledge, ability, experience and energy to fulfilling the position and advancing the Company's interests.

4.2
During the Term of the Agreement, Employee shall be available for work at all reasonable times, according to the Company's needs and requirements and shall not engage in any other employment, directly and/or indirectly and/or through companies with or without payment, of any nature, or in any work or other employment, unless he has obtained prior written consent from the company's CEO or the Board of Directors.

4.3
The duties and responsibilities of the Employee hereunder are of an administrative nature and/or require a special degree of personal confidence, within the meaning of the Hours of Work and Rest Law, 5711-1951. (hereinafterter: the "Work Hours Law"). As such, the provisions of the Work Hours Law shall not apply to this Agreement and the Employee shall not be entitled to any additional remuneration on account of his work for the company, including overtime, apart from the remuneration detailed in this Agreement.

4.4
Employee shall at all times during the term of this Agreement be subject to the supervision and direction of the CEO and the Board of Directors, and shall obey and carry out all lawful instructions, directions, rules and policies adopted by the CEO and the Board of Directors, pertaining, inter alia, to the manner of executing the work, work procedures, discipline, conduct, etc.

4.5	Employee's usual place of work shall be at the company's offices, but it is clear to Employee and agreed by him that:

4.5.1	The Company's requirements and specific projects may require him to leave his usual place of work from time to time and also to work outside the borders of Israel for limited periods of time;

4.5.2.	Employee shall not be entitled to additional consideration or any Other right from the Company inconsequence of his leaving his usual place of work within the context of his employment.

4.5.3.
Employee shall be entitled to a reimbursement of expenses Incurred for purpose of performing his position including expenses incurred when on business on behalf of the Company in lsrael and abroad, in accordance with the Company’s instructions.

5.	The Salary and Incentive Arrangements

5.1
In consideration for Employee's work at the company, the company shall pay the Employee a gross ("brutto") monthly salary in the amount of 50,000 New Israeli Shekels ("NIS") which amount includes any remuneration for overtime work, and from which the company shall deduct any income tax, national insurance and medical insurance, and any other deductions customarily payable by employees or as required by law (hereinafter the "Salary").

5.2
The salary shall be subject to adjustment by the company in accordance with the Consumer Price Index ("CPl')' The parties agree that such adjustment constitutes sufficient compensation for an erosion of theEmployee's salary and accordingly the Employee shall not be entitled to any other increment or compensation in respect of an erosion of his salary. The basic CPI is the CPI which is published and known at the date of the commencement of this Agreement'

5.3	The Salary shall be paid each month, by no later than 7 days after the end of the calendar month, into such account as the Employee shall inform the Company.

5.4	Employee shall only be entitled to 12 salaries each year.

5.5
Once a year, on 1st July, or such other date as the Company shall consider appropriate, the Company will review Employee's performance and salary. Any Salary increase shall be in the sole discretion of the company, with reference to both the Company's performance and Employee's personal achievements.

5.6	In addition the Employee shall be entitled to participate in the Marconi Annual Executive Incentive Plan.

6.	Executive Insurance Program

6.1
The Company and the Employee intend that the current executive Insurance shall be continued. For such purposes, the company shall make provisions each month of 13.33% of the Salary amount according to the following apportionment:

6.1.1.	5% the saving component.

6.1.2.	8.33% for the severance pay component.

6.1.3	In addition the company shall make provision of the amount of up to 2.5% of the Salary for the loss of earnings capacity component (all together: the "Employer's Payments")

6.2.	In addition, the company shall deduct 5% savings component from the Employee’s salary, which it shall remit to the Executive Insurance Policy together with the Employer's Payments.

6.3
Upon the termination of the Agreement for whatever reason, save for termination as provided in Section 10.4 below, the Company shall arrange that the funds deposited by the Company pursuant to the Executive Insurance policy shall be transferred to Employee together with any interest or linkage difference earned hereto. Such transfer shall be deemed payment of the full severance pay in respect of the period of the Employee's employment with the Company, pursuant to section 14of the Severance Pay Law.5723-1963.

7.	Continuing Study Fund

The Company shall make provisions of the following amounts to a Continuing Study Fund that is recognized for tax purposes:

7.5% of the Salary, up to the ceiling recognized for tax purposes shall be paid by the Company.

2.5% of the Salary, up to the ceiling recognized for tax purposes shall be deducted by the Company from the Salary and remitted by the Company.

8.	Annual Leave. Sickness and Military Reserve Service

8.1
Employee shall be entitled to paid annual leave of 21days net (not including Fridays, Sabbaths and holidays) for each year of the Employee’s Employment ((“Normal Leave Days”). The Employee's leave dates shall be coordinated with Employee’s supervisor.

8.2	Employee shall be entitled to redeem his leave, or part thereof, with money from time to time, subject to Company approval.

8.3	Employee shall only be entitled to accrue Normal Leave Days over a 2 year period.

8.4
Employee shall be entitled to receive consideration in respect of an actual period of sickness up to 14 calendar sickness days a year, and they shall not be deemed as leave days as defined in Section 8'1 above.

8.5
The Employee shall be entitled to receive the full consideration for the period during which he is on military reserve service, subject to him giving the company all the necessary documents to obtain the maximum possible amount from the National Insurance Institute in respect of the military reserve service period.

9.	Motor Vehicle

The company shall provide Employee with a motor vehicle for his use throughout the year, of such model and year of manufacture as the company shall decide' All the motor vehicles maintenance shall be paid by the Company, including the grossing up of the tax applicable in respect of the value of providing the motor vehicle as aforesaid.

10.	Term and Termination of the Agreement

10.1
The Company undertakes to engage the Employee for an indefinite term commencing from the Effective Date and until a Termination event as set out in this Paragraph (hereinafter: the "Term of the Agreement").

10.2	The parties agree that each party may bring this Agreement to an end, with or without cause, on the terms and conditions contained herein.

10.3
In the event that the Company elects to terminate this Agreement without cause, it shall give Employee advance notice in writing of a period of 6 (six) months. The company may, in lieu thereof, pay Employee a sum equal to the salary for the notice period, less the amount of salary actually paid to Employee for the period between the date of the notice of termination and the date the termination takes effect (hereinafter: the "Termination Date"). Any amount paid to the Employee hereunder in lieu of advance notice shall be in addition to moneys received, if any, under the Executive Insurance Program or other severance pay that maybe payable. In the event that the Company terminates Employee's employment, it may order him not to report for work, with immediate effect or effective from any other date as shall be decided upon during the period of the prior notice, without derogating from the company's obligation to pay his salary during the period of the prior notice.

10.4
In the event that the Company elects to terminate this Agreement for cause, it may do so immediately without advance notice. The Company may . terminate Employee's employment for ''cause” 'upon the occurrence of one or more of the following:

10.4.1.
Employee has committed any act of moral turpitude or dishonesty, including but not limited to theft, fraud, embezzlement, breach of trust or fiduciary duty, in connection with the Company or any of its Affiliates, customers, suppliers and/or service Providers;

10.4.2.
Employee is found by the company to have been in willful neglect of his duty hereunder or Employee commits any material breach of this Agreement other than a breach which is capable of remedy and is remedied forthwith by the Employee at the Company's request;

10.4.3.	Employee is arrested or convicted for the commission of any crime involving an act of moral turpitude or dishonesty; or

10.4.4.	Employee has violated the restrictions set out in this Agreement herein regarding confidentiality, inventions, work product, and/or non-competition (Sections12,13,14).

10.5	In the event that Employee elects to terminate this Agreement, he shall give advance written notice to the Company of a period of 6 (six) months.

10.6
Upon termination of this Agreement for any reason, on or before the Termination Date the Employee shall immediately return to the company Any equipment, documentation materials, Confidential Information or any other items furnished to him by the Company, any Affiliate, customer or supplier, as well as all other items, documents and materials as required in Section 12.3.2 hereunder. The Employee shall also confirm in writing that he does not possess or hold any equipment, documentation, materials, confidential Information or any other items advanced to him by the Company or its Affiliates, customers or suppliers. In the event the Employee fails to do so, the company shall be entitled to withhold any monies owed including but not limited to Salary, distribution of the Executive Insurance Program, or other Severance benefit, until such time as Employee shall have complied with the provisions of this Subparagraph 10.6.

10.7
In the event that Employee owes the Company or its Affiliates money at the Termination Date, due to loans or other payments which have been advanced to him, the Company shall be entitled to offset the amount owed from Employee’s last salary payment prior to termination or from any legitimate business expense owing to Employee by the Company to which employee is entitled.

11.	Handing Over of Position

Employee undertakes that upon termination and/or cessation of his employment by the Company, he shall hand over his position to the Company and/or to his replacement in an orderly fashion and shall furnish the Company with all the documents, information and any other materials which came into his possession which were prepared by him in connection with his work.

12.	Confidentiality

12.1
Employee acknowledges that it is the policy of the Company to maintain as  secret and confidential all Confidential Information, as hereinafter defined. “Confidential Information” shall mean any information, heretofore or hereafter (i) acquired, discovered, developed, conceived, originated, used or prepared by the Company or the Company's Affiliates, or by an employee of the Company or its Affiliates and (ii) revealed or brought to the Employee’s knowledge in connection with his employment with the Company and which falls within any of the following general categories:

12.1.1.	Information relating to secrets of the company, its Affiliates, or of any customer of the Company' or its Affiliates;

12.1.2
Information relating to existing or contemplated products, services technology designs, processes, methods, manuals, formulas, computer systems and/or software, machines, manufacture, compositions, ideas, improvements, inventions or any research or development of the Company, its Affiliates, any customer of the Company or its Affiliates.

12.1.3
Information relating to, or documents embodying, the Company’s or its Affiliates current and future activity, including any business, professional, financial or other information, business plans ,sales, marketing or distribution methods or results, methods of doing business, customer lists, mailing lists, statistical data and compilations, contracts, manuals, customer usage and/or requirements, and supplier information of the Company, or its Affiliates

12.1.4.	Information relating to lnventions or Work Products, both defined hereinafter in general or as described in Section 13 of this Agreement;

12.1.5
Information relating to the terms of his employment by the Company, including and without derogating from the generality Of the above, information regarding salaries, payments, benefits and the other terms of his employment by the Company' except for such information which the Employee revealed to his personal professional consultants and provided that those people to whom the information was disclosed undertake to keep such information confidential.

12.1.6
Any other confidential information that either the Company, any of its Affiliates, or any customer of the Company or its Affiliates may wish to protect by patent, copyright or by keeping same secret or confidential.

12.2
Notwithstanding the above, the term Confidential Information shall not include information which was or becomes generally available to the public (“Public Domain") other than as a result of disclosure by Employee or by an associate, by are a relative or by anyone on behalf of Employee in breach of

12.3
Employee recognizes that the services to be performed by him hereunder are special and unique, and that by reason of his duties, he shall acquire confidential Information. As far as the relations between the Employee and the Company are concerned, Employee recognizes that all such Confidential lnformation is the property of the Company. In consideration for the Company's entering into this Agreement' Employee agrees that:

12.3.1
Employee shall never, during the Term of the Agreement or at Any time thereafter, directly or indirectly, use, publish, disseminate, divulge or otherwise disclose any Confidential Information obtained in connection with his employment by the Company without the prior written consent of the Company, it being understood that this Section shall survive the termination of this Agreement;

12.3.2
During the Term of the Agreement, Employee shall exercise all due and diligent precautions to protect the integrity and security of Confidential Information, and upon termination of the Agreement, he shall return to the Company all documents and any copies thereof embodying Confidential Information in his possession custody or under his control.

12.3.3	For the purpose of this Agreement an Affiliate of the Company shall mean - subsidiaries or affiliates of Marconi p.l.c. or any legal entity which is controlled by Marconi p.l.c.

13.	Inventions and Work Product

13.1
Employee will promptly and fully disclose and deliver to the Company for the exclusive use and benefit of the Company any Inventions, Work Product or other proprietary information, which relates to or is capable of being used in any business of the Company or its Affiliates, promptly upon the making or discovering of the same. Employee undertakes he will give all information and data in his possession as to the exact mode of working, producing and using the same along with all such explanations and instructions to the Company as may, in the view of the Company, be necessary to enable the full and effectual working, production or use of the same. Employee further undertakes that, at the expense of the Company, he shall furnish the Company with all necessary plans, drawings, formulae, and models of any inventions, Work Product or proprietary information.

13.2
Employee will, without charge to, but at the expense of the Company, execute and do all acts, matters, documents and things necessary to enable the Company or its nominee, successor or assign to apply for and obtain protection for the Inventions in any or all countries and to vest title thereto in the Company or its nominee, successor or assign absolutely.

13.3
During the Term of the Agreement and at all times thereafter Employee will (whether by omission or commission) do nothing to affect, imperil or challenge the validity of the protection for the lnventions, Work product and/or proprietary information, obtained or applied for by Company or its nominee, Successor or assign pursuant to this Agreement. Furthermore, Employee covenants to perform his work with all necessary security precaution to protect the Inventions, Work Product and proprietary information.

13.4
Employee will, at the direction and expense of the Company, render any and all assistance within his power to obtain and maintain such protection or application or any extension thereof, including in any patent office proceedings or litigation involving Inventions, Work product and/or proprietary information in Israel or anywhere in the world.

13.5
Nothing in this Agreement shall oblige the Company to seek patent, copyright, trademark or other protection for any Inventions, Work product and/or proprietary information nor to exploit any Inventions, Work product and/or proprietary information.

13.6
For purposes of this Agreement, the term "Inventions" shall mean all inventions, improvements, modifications, processes, formulae, know-how, ideas, designs, models, prototypes, computer programs, sketches, drawings, plans, packaging designs, new product ideas, logos, advertising and marketing concepts or other original matters (whether or not capable of protection by patent, registered design, copyright, registered trade mark or other rights in the nature of intellectual property) which Employee alone or with any person or persons, may make, conceive, or discover, during the term of his employment hereunder.

13.7
Any work product (herein '”Work Product") of the Employee resulting from any research or other development or other activities performed in connection with his duties hereunder, together with any and all developments and know-how made by the Employee or under the Employee's direction shall be the sole, exclusive and complete property of the Company, whether or not subject to registration under any patent, copyright or other intellectual property law or regime, and if so registrable, then the Company shall have the sole and exclusive right to own and register any such patent, copyright, trademark or other intellectual property right throughout the world.

13.8	Employee covenants that there are no Inventions and/or Work Products that he desires to exclude from the operation or effectiveness of this Agreement.

13.9
Employee covenants that all Work Product, documentation, and other materials which relates to his work in the Company or to the Invention shall always remain in the place of employment, and shall never be taken out of the place of employment, without the prior consent of the Company.

14.	Non-Competition

14.1	For the purposes of this Agreement, the Non-Competition Period shall mean the period commencing on the Effective Date and ending one year after the Termination Date.

14.2
During the Non-Competition Period, Employee shall not in any way, except with the express written consent of the Company, be engaged, directly or indirectly, as an employee, partner, sole proprietor, officer, director, representative, consultant, agent or stockholder (other than as the holder of not more than five percent of the stock of a corporation the shares of which are publicly traded) of any corporation, partnership, proprietorship or other form of business entity, except an Affiliate of the Company, engaged in any business that is competitive with any business in which the company is engaged and/or compete with any activity and/or in any field of any Affiliate with respect to which employee has been exposed to Confidential Information and/or in any business in which the Company has a plan to become engaged at the Termination date as well as in any other position involving the use of the Company’s professional commercial trade-secrets, during the term of Employee's employment hereunder. Without limiting the foregoing, during the Non-Competition Period the Employee shall not:

14.2.1.	seek to persuade, directly or indirectly, any director, officer or employee of the Company or its Affiliates to discontinue thatindividual's status or employment with the Company or its Affiliates.

14.2.2
seek to persuade, directly or indirectly any director, officer or Employee of the Company or its Affiliates to become employed in any activity similar to or competitive with the activities of the Company or its Affiliates.

14.2.3	directly or indirectly, hire or retain any director, officer or Employee of the Company or its Affiliates.

14.2.4
directly or indirectly contact the company's or its Affiliates, customers, including not becoming an employee or consultant of any customer of the Company or its Affiliates. This restriction shall apply in areas which relate to any business that is competitive with any business in which the company is or was during the Term of the Agreement engaged and/or in any business in which the company has a plan to become engaged at the Termination date.

14.3.
The Employee acknowledges that the length of the Non Competition period was agreed due to (a) the company's engagement in the field of research & development where its primary assets are intellectual property, and (b) the special benefits which Employee is going to and will receive from the Company in consideration for his non competition undertaking herein.

15.	Disclosure of Personal Interest and Conflict of Interest

Employee undertakes to inform the Company immediately and without delay concerning any matter or issue in respect of which he has a personal interest or any matter or issue which may create a conflict of interests with his position in the Company.

16.	Remedies for The Employee’s Breach of Sections 12, 13, 14, 15 of this Agreement

Employee acknowledges that any breach or threatened breach or alleged breach or alleged threatened breach by him of any of the provisions of Sections 12 through 15 of this Agreement, (hereinafter individually or together known as a "Breach") shall be deemed a serious breach of discipline causing irreparable harm to the Company for which the Company would have no adequate remedy under this Agreement. In the event of a Breach by Employee of any of such provisions, the Company, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, may immediately seek any judicial action that the Company may deem necessary including, without limitation, the obtaining of temporary and permanent injunctive relief. Without limiting the generality of the foregoing, a Breach of any of the provisions of Sections 12 through 15 by Employee shall entitle the Company to immediately dismiss Employee and terminate this Agreement, while negating Employee's right to prior notice of dismissal and Severance pay under the law.

17.	Change or Cancellation

Any change and/or cancellation of any of the clauses of this Agreement shall only be made by means of a written document signed by both parties.

18.	Notices

The addresses of the parties to this Agreement are as stated in the preamble thereto.  Any notice sent by one party by registered mail to the other party to his address, shall be deemed to have been received by the addressee three days after it was deposited at the post office and if delivered by hand delivery, upon delivery.

IN WITNESS WHEREOF, the parties have set their hands on the date and at the place above-mentioned.

The Company	The Employee